Exhibit 10.31

EVANS BANK, N.A.

2010 AMENDED AND RESTATED

EXECUTIVE INCENTIVE RETIREMENT PLAN

Article I

Purpose

The purpose of this 2010 Amended and Restated Evans Bank, N.A. Executive Incentive Retirement Plan (the "Plan") is to revise the Evans National Bank Executive Incentive Retirement Plan (the "Original Plan"), which was originally effective April 1, 2003, and subsequently amended and restated in April 2007 in order to bring the Original Plan into compliance with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). This Plan formalizes the understanding by and between Evans Bank, N.A. (the "Bank") and certain executive officers of the Bank who are eligible to participate in the Plan. The Bank has herein restated the Plan in its entirety, effective October 1, 2010.

Article II

Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

"Affiliate" means the Company and any wholly owned subsidiary of the Company (other than the Bank) or the Bank.

"Bank" means Evans Bank, N.A., Hamburg, New York.

"Beneficiary" means the person, persons or entity designated by the Participant to receive benefits payable under the Plan.

"Board" means the Board of  Directors of the Bank.

"Cause" shall include termination of benefits  hereunder  because of the Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Code of Ethics of either the Bank or the Company, material violation of the  Sarbanes-Oxley  requirements  for  officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the  Company or the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm  or substantial injury to the business reputation of the Company  or the Bank, failure to perform stated duties after receiving written notice of Participant's failure to perform assigned duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.  A termination of benefits hereunder for "Cause" does not necessarily require (or result in) termination of the Participant's employment for "cause."

(a) No act or failure to act, on the part of the Participant, shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company or the Bank.  Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Company or the Bank shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or the Bank.

If the Bank or the Company wishes to terminate the Participant's benefits hereunder for "Cause," the Board shall first provide the Participant with a written statement of its grounds for proposing to make such determination, and the Participant shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board to refute the grounds for proposed termination of benefits hereunder.

"Change in Control" means any one of the following events occurs:

(a)

Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(b)

Acquisition or Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which Company directly or indirectly beneficially owns 50% or more of  its outstanding voting securities;

(c)

Change in Board Composition: during any period of two consecutive years, individuals who constitute the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that for purposes of this clause (c) each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

(d)	Sale of Assets: The Company sells to a third party all or substantially all of the Company's assets.

"Company" means Evans Bancorp, Inc., a New York Corporation, and any successor thereto. "Compensation" means a Participant's total base salary paid during each calendar year, including salary deferrals into the Bank's 401(k) plan and cafeteria plan under Code Section 125.

"Declared Rate" means the prime rate as published in The Wall Street Journal plus one (1) percentage point. The Board shall establish the Declared Rate effective as of January 1 of each Plan Year. Such Declared Rate, once established, shall be used for all interest determinations during the Plan Year.

The formula used to establish the Declared Rate may be amended by a resolution of the Board on a prospective basis.

"Deferred Bonus" means an award pursuant to Section 3.2 of the Plan.

"Deferred Benefit Account" means the account maintained on the books of the Bank to track each Participant's Deferred Bonus for each Participant pursuant to Article IV. A Participant's Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant's Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind. Individuals who participated in the Plan before October 1, 2010 will have (i) a "Pre-October 1, 2010 Deferred Benefit Account," which shall track the amounts accrued under the Plan before October 1, 2010 and earnings thereon, including earnings that accrue after October I, 2010 and a (ii) "Post-October 1, 2010 Deferred Benefit Account," which shall track the amounts accrued under the Plan on and after October 1, 2010, and earnings thereon. Such separate accounting is required for compliance with Code Section 409A, such that the Pre-October 1, 2010 Deferred Benefit Account shall be paid pursuant to the time and form of distribution elections in effect with respect to such amounts and the Post-October 1, 2010 Deferred Benefit Account shall be paid pursuant to the time and form of distribution elections in effect with respect to those amounts. As used in this 2010 restated Plan, the term "Deferred Benefit Account" means both the Participant's Pre-October 1, 2010 Deferred Benefit Account (if any) and the Participant's Post-October 1, 2010 Deferred Benefit Account.

"Designation of Form for Payment" means the agreement (attached hereto as Exhibit A) filed by a

Participant designating the manner in which the Participant's Post-October 1, 2010 Deferred Benefit Account balance shall be paid to the Participant or his beneficiary. The Participant's Pre-October 1, 2010 Deferred Benefit shall be paid in accordance with the Participant's Designation of Form of Payment that was in effect for the Participant's Pre-October 1, 2010 Deferred Benefit at the applicable times.

"Determination Date" means the date on which the amount of a Participant's Deferred Benefit Account is determined as provided in Article IV hereof. Unless otherwise determined by the Board, the last day of each Plan Year shall be the Determination Date.

"Disability" means the Participant is (i) unable to engage in any substantial gainful  activity by  reason of any medically determinable physical or mental impairment  that  can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental  impairment  that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months,  receiving  income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank, or (iii) determined to be totally disabled by the Social Security Administration.

"Participant" means any officer of the Bank or an Affiliate who is designated as a Participant by the Board.

"Plan Year" means a twelve-month period commencing January 1st and ending the following December 31st.

"Separation from Service" means the Participant's retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant's right to reemployment is provided by law or contract.   If the leave exceeds six (6) months and the Participant's right to reemployment is not provided by law or by contract, then the Executive shall have a Separation from Service on the first date immediately following such six (6)-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Executive performed services for the Bank). The determination of whether the Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

"Specified Employee" means, in the event the Bank or the Affiliate is or becomes a publicly traded company, a key employee within the meaning of Code Section 409A and the Treasury regulations issued thereunder.

Article III

Participation and Benefits

Section 3.1Participation.

(a) Participation in the Plan shall be limited to a select group of management or highly compensated employees of the Bank or an Affiliate designated as Participants by resolution of the Board, based upon the recommendation of the President and Chief Executive Officer and/or the Compensation Committee of the Board. The Plan is intended to be a "top hat" plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Board may, upon designation of an individual as a Participant, establish such terms and conditions of participation as it deems appropriate.

(b) Effective October 1, 2010, an employee may only be considered for participation in this Plan if he or she satisfies the following criteria (as well as being designated by a Board resolution as a Participant in this Plan): (i) must be a Vice President or higher; (ii) must have completed one full calendar year of service (measured from his or her date of hire); and (iii) must earn (or be scheduled or reasonably expected to earn) a minimum of $100,000 per year from the Bank or an Affiliate, taking into account base salary and incentive compensation).

(c) Designation as a Participant shall not entitle a Participant to the award of a Deferred Bonus in a specific Plan Year except upon specific authorization by the Board. The Board shall by resolution establish a Participant's eligibility to receive a Deferred Bonus award in a Plan Year pursuant to Section 3.2 and provide the Participant with written notice thereof. The Board may terminate an individual's status as a Participant on a prospective basis, provided, however, that such termination shall not affect a Participant's previously accrued benefits.

Section 3.2Amount of Deferred Bonus.

Each Participant who is eligible to receive a Deferred Bonus for the Plan Year and is employed on the last day of the Plan Year shall be credited with a Deferred Bonus equal to five (5) percent of their Compensation (at the rate in effect on the last day of the Plan Year). The Deferred Bonus shall be credited to a Participant's Deferred Benefit Account as of the last day of the Plan Year to which the award relates.

Section 3.3Vesting of Deferred Benefit Account.

(a) Effective October 1, 2010, Participants with a Pre-October 1, 2010 Deferred Benefit Account shall be deemed to be fully vested in their Pre-October 1, 2010 Deferred Benefit Account and in their Post-October 1, 2010 Deferred Benefit Account.

(b) Any Participant who first joins the Plan on or after October 1, 2010 shall become fully vested in his or her Deferred Benefit Account upon the completion of ten (10) full calendar years of service, measured from the Participant's date of hire. If such Participant terminates employment before completing ten (10) full calendar years of service, then such Participant's entire Deferred Benefit Account shall be forfeited, the Deferred Benefit Account shall be cancelled and any amounts set aside to informally fund such obligations (either in a rabbi trust or on the books and records of the Bank or Affiliate) shall be restored to the general assets of the Bank or Affiliate.

(c) Notwithstanding the preceding, unless otherwise determined by the Board, a Participant's Deferred Benefit Account shall automatically vest upon (i) the Participant's death; (ii) Disability;  (iii) upon the occurrence of a Change in Control; or (iv) termination of the Plan.

Article IV Deferred Benefit Account

Section 4.1Determination of Account.

(a) Each Participant's Deferred Benefit Account as of each Determination Date shall consist of the balance of the Participant's Deferred Benefit Account as of the immediately preceding Determination Date plus the Participant's Deferred Bonus, if any, awarded since the immediately preceding Determination Date, and earnings thereon.

(b) Effective October 1, 2010, no further Deferred Bonuses shall be credited to any Participant's Pre-October 1, 2010 Deferred Benefit Account, such that only earnings will be credited to Participants' Pre-October 1, 2010 Deferred Benefit Account. The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.

Section 4.2Crediting of Account.

As of each Determination Date, the Participant's Deferred Benefit Account shall be increased by the amount of interest earned since the preceding Determination Date. Interest shall be based upon the Declared Rate, which shall be adjusted annually on the first business day of the Plan Year to apply during such Plan Year. Interest shall be based upon the average daily balance of the Participant's Deferred Benefit Account since the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions to be credited as of such date.

Article V

Benefits

Section 5.1Separation from Service

Upon any Separation from Service of the Participant, other than for Cause, the Bank shall pay to the Participant a Deferral Benefit equal to the amount of his vested Pre-October 1, 2010 Deferred Benefit Account  (if  any)  and  vested  Post-October 1, 2010 Deferred Benefit Account.    Payment of the Participant's vested Deferred Benefit Account following Separation from Service shall commence on a date determined in accordance with Sections 5.2 and 5.3.  Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to a Participant under this Plan if a Participant's Separation from Service is for Cause.

Section 5.2Form of Benefit Payment

A:The following provisions apply to Pre-October 1, 2010 Deferred Benefit Accounts:

(a)

Separation from Service before Age 62.  Upon the Participant's Separation from   Service before attaining age 62, the Bank shall pay the Participant's Deferred Benefit Account balance in the form of a single cash lump sum distribution.

(b)

Separation from Service on or after Age 62. Upon the Participant's Separation from Service on or after attaining age 62, the Bank shall pay the Participant's Deferred Benefit Account balance in the form of either (i) a single cash lump sum distribution or (ii) an annual payment of a fixed amount which shall amortize the Participant's Deferred Benefit Account balance in equal installments of principal and interest over a period of five (5), 10, or 15 years as designated by the Participant on his Designation of Form for Payment. A new Participant must file the Designation of Form for Payment on or before the 30th day following the date on which the Participant became eligible to receive a Deferred Bonus, otherwise the Participant will be deemed to have elected to be paid his Deferred Benefit Account balance as a single cash lump sum distribution.

(c)

A current Participant who elects an installment payment option under Sections 5.2(b) above but fails to satisfy the applicable age or service requirements as of the Participant's Separation from Service shall receive a single cash lump sum distribution of his Deferred Benefit Account balance.

(d)

For purposes of determining the amount of the annual payment, the rate of interest shall be the average of the Declared Rate credited to the Participant's Deferred Benefit Account for the three (3) years preceding the initial payment (or such lesser number of years in which the Participant participated in the Plan).

(e)

Payments due as a result of Separation from Service shall commence not later than 90 days following the date of the Participant's Separation from Service and continue in accordance with the Participant's election under Section 5.2(b).

B:The following provisions apply to Post-October l, 2010 Deferred Benefit Accounts:

(a)

A Participant shall be entitled to payment of his or her vested Post-October 1, 2010 Deferred Benefit Account upon Separation from Service (other than for Cause). Such benefit shall be paid in accordance with the Participant's election on his or her Designation of Form for Payment (see Exhibit A) or any subsequent Change in Election Form (see Exhibit B).

(b)

If a Participant dies after his entitlement to a benefit has been established by reason of his Separation from Service but prior to the time that benefit payment(s) have commenced, such payment(s) shall be made to the Participant's Beneficiary in accordance with the Participant's election.

(c)	Each Participant may, on the Beneficiary Designation Form (attached hereto as Exhibit C), designate a Beneficiary to receive any death benefit payable under this section.

(d)

If a Participant Separates from Service by reason of Disability, there shall be paid to the Participant an amount equal to the Post-October 1, 2010 Deferred Benefit Account the Participant would have received hereunder if the Participant had attained age 65 on the date immediately preceding the Participant's date of Disability and the Participant's base salary had increased 3% per calendar year, then discounted to the lump sum present value as of the date of Disability, and paid as a cash lump sum no later than 180 days after the date of Disability.

(e)

If a Participant Separates from Service with the Bank due to an involuntary termination of employment (other than for Cause) or a voluntary resignation for "Good Reason" (as defined in Code Section 409A) within 24 months following a Change in Control, there shall be paid to the Participant an amount equal to the present value of the Participant's Post-October 1, 2010 Deferred Benefit Account that the Participant would have received if (i) the Participant had attained age 65 on the date immediately preceding his date of Separation from Service; and (ii) the Participant's Base Salary had increased 3% per calendar year, discounted to a lump sum present value. Such benefit shall be paid as a cash lump sum within 180 days following the date of such Separation from Service.

(f)

Notwithstanding anything in this Plan to the contrary, if a Participant is receiving installment payments hereunder and a change in control (as defined in Code Section 409A) occurs during the installment period, all remaining installments shall be converted into an actuarially equivalent lump sum amount and such amount shall be paid in a cash lump sum within 180 days after the effective date of such change in control.

(g)

Upon a Participant's entitlement to benefits paid from his or her Post-October 1, 2010 Deferred Benefit Account (A) due to attaining the age specified in the Participant's Designation of Payment Form; or (B) due to a Separation from Service, other than due to death, Disability, Cause or involuntary termination of employment or voluntary termination of employment for Good Reason within 24 months after a Change in Control, the Participant's benefit shall be paid in the form of (I) 15 equal annual installment payments or (II) a lump sum which is the present value actuarial equivalent to 15 equal annual installment payments, as designated by the Participant on the Participation Agreement, attached hereto as Exhibit A.  A new Participant must designate the time and form of payment on the Participation Agreement on or before the 30th day following the date on which the Participant first became eligible to participate in the Plan, otherwise the Participant will be deemed to have elected to be paid a lump sum upon Separation from Service.

(h)

A current Participant may change the form of benefit payment for his or her Post-October 1, 2010 Deferred Benefit Account by filing a Change of Distribution Election Form, attached hereto as Exhibit C, with the Bank provided that such change must be elected at least 12 months before the benefit would have otherwise been paid or begun to be paid and any change to the form of payment must result in a minimum 5-year delay in the starting date of the affected payment, in accordance with Code Section 409A (i.e., generally, installments cannot be changed to be a lump sum, since that would accelerate payments, but a lump sum could be changed to installments). No changes in the form of benefit payment shall be permitted following a Participant's Separation from Service.

(i)

Benefit payments made to a Participant or Beneficiary shall commence not later than 180 days following: (i) the Participant’s Separation from Service; (ii) the Participant’s attainment of an age designated on the Participant’s Designation of Form for Payment (see Exhibit A) (or subsequent Change in Election Form, see Exhibit B); or (iii) the later of (i) or (ii), all as designated on the Participant’s Designation of Form for Payment (or subsequent Change in Election Form).

Section 5.3Commencement of Payments

(a)

All installment payments made pursuant to this Section 5.3 shall be payable annually beginning with a single payment on the date specified in Section 5.3(a) and continuing each anniversary of such date until fully paid in accordance with the Participant's election. If the Participant dies after installments have begun, but before receiving all installments owed to the Participant, then the Participant's Beneficiary shall receive  a cash lump sum equal to the then-current present value of the remaining installments owed to the Participant without any reduction for early retirement, using the then-current IRS "applicable federal rate" as the discount factor for calculating the present value, with such lump sum being paid no later than 180 days after the date of the Participant's death.

(b)

Notwithstanding the foregoing, if the Participant is a Specified Employee and  the  distribution under the Plan is due to Separation from Service (other than due to death), then solely to the extent necessary to avoid penalties under Code Section 409A, no distribution shall be made during the first six (6) months following the Participant's Separation from Service. Rather, any distribution which would otherwise be paid to the Participant shall be accumulated and paid to the Participant in a single cash lump sum distribution on the first day of the seventh month following such Separation from Service. All subsequent distributions shall be paid in the manner specified in the Plan.

Section 5.4Code Section 280G Automatic Cutbacks.

Notwithstanding anything herein to the contrary, (i) the present value of the amount to be paid to the Participant upon a Change in Control shall be calculated in accordance with Code Section 280G and the regulations thereunder (i.e., using 120% of the applicable federal rate as the discount rate) and (ii) in the event that the aggregate payments or benefits to be made or afforded to a Participant in the event of a Change in Control would be deemed to include an "excess parachute payment" under Code Section 280G or any successor thereto, then the benefits payable hereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank hereunder being nondeductible pursuant to Code Section 280G and subject to an excise tax imposed under Code Section 4999.

Article VI

Beneficiary Designation

Section 6.1Beneficiary Designation.

(a) Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan. Any Participant Beneficiary designation shall be made by filing a Beneficiary Designation Form (attached hereto as Exhibit C) with the Board and shall be effective only when received in writing by the Board. The Beneficiaries shall become fixed at the Participant's death so that if a Beneficiary survives the Participant but dies before final payment of the death benefit, any remaining death benefits shall be paid to the representative of such Beneficiary's estate.

(b) If a Participant who has a Pre-October 1, 2010 Deferred Benefit Account does not file a separate Beneficiary Designation for his or her Post-October 1, 2010 Deferred Benefit Account, then the Beneficiary Designation Form filed by the Participant for his Pre-October 1, 2010 Deferred Benefit Account shall be deemed to apply to the Participant's Post-October 1, 2010 Deferred Benefit Account.

Section 6.2Changes  in Beneficiary  Designation.

Any Beneficiary designation may be changed by a Participant by filing a subsequent Beneficiary Designation Form with the Board. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

Section 6.3No Beneficiary Designation.

If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then Participant's designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

(a)The surviving spouse;

(b)The Participant's children, except that  if any of the children predecease the Participant but leave issue surviving, then such issue shall take per stirpes;

(c)The Participant's estate.

Section 6.4Effect of Payment.

The payment to the deemed Beneficiary shall completely discharge Bank's obligations under this Plan.

(b) Article VII
(c) Administration

Section 7.1Administrator.

The Board shall be the Administrator of the Plan. The Board may delegate any of its administrative functions to another person, subject to revocation of such delegation at any time.

Section 7.2Discretion.

The Administrator shall have the discretionary power and authority to determine the individuals who shall become Participants in the Plan. The Administrator shall also have the discretionary power and authority, which it shall exercise in good faith, to determine whether a Participant is entitled to a benefit under the Plan, the identity of a Participant's beneficiary, and the amount and form of the benefit payable to any Participant or beneficiary. The Administrator shall have the discretion and authority to interpret the Plan and to make such rules and regulations as it deems necessary for the administration of the Plan and to carry out its purposes. The determinations of the Administrator shall be conclusive and binding on all persons.

Section 7.3Determination of Benefit.

The Administrator's good faith determination of the benefits to which a Participant, surviving spouse, or beneficiary is entitled under this Plan shall be conclusive and binding on all persons; provided, however, that this provision shall not preclude the Administrator's correcting any error the Administrator determines to have been made in the computation of any benefit. The Administrator shall be entitled to recover from any Participant or beneficiary, or from his estate, the amount of any overpayment of benefits and may reduce the amount of future benefits payable to any Participant or beneficiary by the amount of any overpayment made with respect to the Participant.

Section 7.4Benefit Claim Procedure.

Within a reasonable period of time following a Participant's termination of employment, the Administrator will inform the Participant or the beneficiary of a deceased Participant of the amount of benefits, if any, payable from the Plan. Not later than 30 days after receipt of such notification, the Participant or beneficiary may file with the Administrator a written claim objecting to the amount of benefits payable under the Plan. The Administrator, not later than 90 days after receipt of such claim, will render a written decision to the claimant on the claim. If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial, a reference to the Plan provision that is the basis for the denial, a description of additional material or information, if any, necessary for the claimant to perfect the claim, an explanation as to why such information or material is necessary and an explanation of the Plan's claim procedure. The claimant may file with the Administrator, not later than 60 days after receiving the Administrator's written decision, a written notice of request for review of the decision, and the claimant or the claimant's representative may review Plan documents which relate to the claim and may submit written comments to the Administrator.  Not later than 60 days after receipt of such review request, the Administrator will render a written decision on the claim, which decision will include the specific reasons for the decision, including a reference to the Plan's specific provisions where appropriate.  The foregoing 90- and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrator's control so require.

Section 7.5Arbitration.

If, within 30 days after an appealed claim is denied, a Participant notifies the Bank that a dispute exists concerning the benefits hereunder, the parties shall promptly proceed to arbitration, as described in this Section.

(a) Any disagreement, dispute, controversy or claim arising out of or relating to this Plan or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of this Plan, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

(b) The arbitral tribunal shall consist of one arbitrator who shall be an attorney of recognized standing at the bar with at least 15 years experience in the practice of law.  The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Commercial Arbitration Rules and shall be a person who (i) maintains his or her principal place of business either within 75 miles of Buffalo, New York and (ii) had substantial experience in commercial and business matters.  The Bank shall pay all of the fees and expenses of the arbitrator, in a lump sum no later than 2 ½ months after the end of the calendar year in which such expenses were incurred. The arbitration shall be conducted within the Buffalo, New York metropolitan area or in such other city in the United States of America as the parties to the dispute may designate by mutual written    consent.

(c) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party.  No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

(d) A decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced, against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

(e) Nothing herein contained shall be deemed to give, the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Plan.

Section 7.6Indemnification.

(d) The Bank shall indemnify the Administrator and each other person to whom administrative  functions  are delegated against any and all liabilities that  may arise out of their administration of the Plan, except those that are imposed on account of such person's willful misconduct.

Section 7.7Limitation of Authority.

No person performing any administrative functions with respect to the Plan shall exercise, or participate in the exercise of, any discretion with respect to his own benefit under the Plan. This provision shall not preclude such person from exercising discretionary authority with respect to the generally applicable provisions of the Plan, even though such person's benefit may be affected by such exercise.

Article VIII

Amendment and Termination of Plan

Section 8.1Amendment.

The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account maintained pursuant to any existing award under the Plan. Any change in the formula used to determine the Declared Rate or the Deferral Award percentage specified in the first sentence of Section 5.1 shall be prospective only and shall not become effective until the first day of the calendar year which follows the adoption of the amendment.

Section 8.2Termination of Plan.

The Bank reserves the right to terminate the Plan at any time. Upon Plan termination, unless the Board determines otherwise, Participants shall automatically become fully vested in their Deferred Benefit Accounts and the Board shall determine whether all payments of benefits shall be made in accordance with the normal distribution schedule set forth under the Plan or if payment of benefits shall be accelerated in order to wind down the Plan.

(a)To the extent any benefits under the Plan are subject to Code Section 409A, any acceleration of the payment of such benefits due to Plan termination shall comply with the following, so long as the Plan termination is not proximate to an economic downturn of the Bank or the Company:

(i)

all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulation 1.409A-l(c)(2) if any Participant covered by this Plan was also covered by any of those other arrangements are also terminated;

(ii)	no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement;

(iii)	all payments are made within 24 months of the termination of the arrangements; and

(iv)

the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation l .409A- 1(c)(2) if the same Participant participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.

(b)Notwithstanding the foregoing, the Bank may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(l)(A) and accelerate the payment of benefits under the Plan that are subject to Code Section 409A, provided that such benefits under the Plan are included in the Participant's gross income in the latest of (i) the calendar year on which the Plan terminates; (ii) the calendar year on which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year on which the payment is administratively practicable.

(c)Notwithstanding the foregoing, the Bank may terminate the Plan by irrevocable Board action taken within the 30 days preceding a change in control (but not following a change in control) that is defined in accordance with Code Section 409A and accelerate the payment of benefits under the Plan that are subject to Code Section 409A, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participants and all executives under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

Article IX

Miscellaneous

Section 9.1Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors and assigns shall have no secured interest or claim in any property or assets of the Bank, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank ("Policies"). Such Policies or other assets of the Bank shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Bank under this Plan. Any and all of the Bank's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future. The Bank shall have no obligation under this Plan with respect to individuals other than the Bank's employees, directors or consultants.

Section 9.2Non-assignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

Section 9.3 Not a Contract of Employment.

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge him at any time.

Section 9.4Terms.

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

Section 9.5Captions.

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Section 9.6Governing Laws.

The provisions of this Plan shall be construed and interpreted according to the laws of the State of New York, unless preempted by federal law.

Section 9.7Validity.

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 9.8Notice.

Any notice or filing required or permitted to be given to the Bank under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Board. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

Section 9.9Successors.

The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank and successors of any such corporation or other business entity.

Section 9.10Effective Date.

The effective date of the amended and restated Plan is October 1, 2010. The effective date of the Original Plan was April 1, 2003, and the Original Plan was restated for Code Section 409A in April, 2007, but retroactively effective to January 1, 2005.

Section 9.11Special Change in Control Rules.

Upon the occurrence of a Change in Control of the Company, this Plan may not be amended or terminated in any respect except with the express written consent of all participants or other persons eligible to receive benefits hereunder. Not later than ten (10) days following the effective date of a Change in Control, to the extent that benefits payable under the Plan are not fully paid at the effective date of the Change in Control, the Bank, or its successor entity, shall establish a grantor trust and contribute to such trust the amount necessary in cash or cash equivalents to fund all benefits accrued as of such date. The trust shall contain provisions setting forth a schedule of payments to be made by the trustee based on participant elections and the trustee shall not be authorized to alter such schedule unless the Bank is determined to be insolvent. The existence of the trust or any shortfall in the assets of the trust shall not relieve the Bank of the obligation to make payments otherwise due participants in this Plan as they are due. Notwithstanding the foregoing, such contribution to a grant or trust shall be made only if the contribution does not violate Code Section 409A and the guidance published thereunder.

Section 9.12Tax Withholding and Payment of Code Section 409A Taxes.

The Bank may withhold from any benefit payable under this Plan all federal, state, city, income, employment or other taxes as shall be required pursuant to any law or governmental regulation then in effect. Moreover, the Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

Section 9.13Acceleration of Payments.

Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation 1.409A- 3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(l)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vii) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

Section 9.14Payment in the Event of Incapacity or Minority.

If the Bank, in its discretion, determines that any person entitled to receive any payment under this Plan is physically, mentally or legally incapable of receiving or acknowledging receipt of payment, and no legal representative has been appointed for such person, the Bank in its discretion may (but shall not be required to) cause any sum otherwise payable to such person to be paid to such one or more as may be chosen by the Bank from among the following: the institution maintaining such person, such person's spouse, children, parents or other relatives by blood or marriage, a custodian under any applicable Uniform  Transfers to Minors Act or any other person determined by the Bank to have incurred expense for such person.

The Bank's payment based upon its good faith determination of the incapacity of the person otherwise entitled to payments under this Plan and the existence of any other person specified above shall be conclusive and binding on all persons. Any such payment shall be a complete discharge of the liabilities of the Bank under this Plan to the extent of such payment.

[Signature Page to Follow]

IN  WITNESS  WHEREOF,  the Bank  has caused  this  Plan  to be executed  on the date written below.

EVANS BANK, N.A.

Date: September 24, 2010By: /s/ David J. Nasca

President and CEO